Exhibit 10.1

1400 Seaport Boulevard
Redwood City
California 94063
U.S.A.

main +1 650 480 8000
fax +1 650 480 8100
www.openwave.com

February 28, 2005

Mr. Joshua Pace

1400 Seaport Blvd.

Redwood City, CA 94063

Re: Amendment to Employment Terms

Dear Josh:

On behalf of Openwave Systems Inc. (the “Company”), and in recognition of your value to the Company as part of the executive team, I am pleased to offer the following as changes in your compensation package with the Company effective February 15, 2005 (the “Effective Date”), pending ratification of final terms by the Compensation Committee of the Board of Directors:

1. Cash Compensation.

Your base salary will be three hundred thirty thousand dollars ($330,000.00) on an annualized basis.

This new base salary will apply to semi-annual incentive cash awards from the Company under the Company’s Corporate Incentive Plan (“CIP”), with your target bonus at 60% of base salary for the applicable period.

In addition, a one-time bonus in the amount of one hundred fifty thousand dollars ($150,000.00) will be paid to you on October 1, 2005, conditioned upon the successful hiring and retention of talent in the key leadership positions in your department, and successful preparation with respect to the Company’s ongoing programs to meet the forthcoming requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The specific criteria for successful completion of these items will be as mutually agreed by you and me. The determination of the achievement of these objectives will be decided by myself as CEO, and the Audit Committee of the Board of Directors.

2. Equity Awards.

Subject to ratification by the Compensation Committee, the Company grants to you (a) an option to purchase two hundred thousand (200,000) shares of Company common stock (the “Option”) and (b) a restricted stock award of one hundred thousand (100,000) shares of Company common stock (the “Restricted Stock Award”). The Option shall have an exercise price equal to the fair market value of the Company common stock on the date of grant and shall vest over a three (3) year period, with one thirty-sixth (1/36th) of the shares subject to the Option vesting each month thereafter until a total of 100% of the Options have vested. The Restricted Stock Award shall vest over two (2) years in quarterly installments of twelve thousand five hundred (12,500) shares each quarter. All vesting for the Option and the Restricted Stock Award shall be contingent upon your continued employment with the Company on the applicable vesting date. Except as otherwise expressly set forth in this letter, the Option and the Restricted Stock Award will be granted under and subject to the terms of the Company’s standard form of non-qualified stock option agreement and restricted stock award agreement.

You should be aware that you will incur federal and state income taxes as a result of your receipt or the vesting of the Restricted Stock Award, with the timing of such income contingent upon whether you timely make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an “83(b) election”). It is entirely your choice whether you make an 83(b) election and you should consult with your own tax and financial advisors in that regard. The Company will not provide you with any assistance in paying your taxes on the Restricted Stock Award, regardless of whether or not you make an 83(b) election.

3. Other Benefits

If your employment is terminated other than for Cause, as defined in Exhibit A, at any time prior to October 1, 2008, provided that you sign a release in the form set forth in Exhibit B and confirmation of your agreement to be bound by the non-compete terms set forth as Exhibit C, with such reasonable changes as the Company may require to revise the list of competitors but without increasing the number of competitors, and to otherwise update the non-compete terms as appropriate at the date of such confirmation, you will receive, in lieu of any cash severance based upon your base salary or target incentive cash bonus payable under the Executive Severance Benefit Policy or the Change of Control Agreement, twelve (12) month’s base salary and twelve (12) month’s target incentive cash bonus based upon rates then in effect for you and paid over the next year in equal installments in accordance with the Company’s regular payroll periods. Termination by reason of your death or disability shall be treated as a termination other than for Cause for purposes of the preceding sentence only. If your employment is terminated other than for Cause, on or after October 1, 2008, you will receive severance payments in accordance with the Executive Severance Benefit Policy as then in effect, if any, or under the Change of Control Agreement, if applicable.

4. Effect of Amendment

This offer, when accepted, amends your employment agreement and relationship with the Company as expressly provided above. In all other respects, your agreement and relationship with the Company, as modified, remain in full force and effect.

The terms of this offer letter may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. This offer letter will be governed by the laws of the State of California.

Please review the terms of this letter and make sure they are consistent with your understanding. Should you have any questions with regard to any of the items indicated above or the terms of this offer, please contact Greg Wrenn, the Company’s General Counsel. Kindly indicate your agreement with the terms contained in this offer letter by signing and returning the original signed offer letter so that they are received by Mr. Wrenn no later than Tuesday, March 1, 2005.

/s/ David Peterschmidt
David Peterschmidt
Chief Executive Office

Agreed and Accepted:

/s/ Joshua Pace	March 7, 2005
Joshua Pace	Date

EXHIBIT A

Definitions

“Cause” shall mean (i) negligence or misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) unsatisfactory performance after prior notice and a reasonable opportunity to cure the unsatisfactory performance in accordance with the Company’s policies, (vi) commission of any act of fraud with respect to the Company; (vii) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

EXHIBIT B

Form of Release

This general release of claims (“Release”) is being executed pursuant to the terms set forth in that Letter Agreement relating to Employment terms between dated February 28, 2005, between me and the Company (the “Agreement”), which Agreement I have previously executed. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under the form of the Company’s Confidential Information and Invention Assignment Agreement, which I have previously signed.

I, on behalf of myself and my heirs, estate, executors, administrators, successors and assigns, do hereby release, acquit and forever discharge Openwave, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than my rights under the Agreement and any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974, the federal Rehabilitation Act of 1973, the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal Family Medical Leave Act, the California Fair Employment and Housing Act, and any amendments to the foregoing laws; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement, its bylaws or applicable law.

I agree that the claims released pursuant to this Release include all claims against individual employees of Openwave, whether or not such employees were acting within the scope of their employment.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

At Openwave’s request, I agree to cooperate fully in connection with any legal matter, proceeding or action relating to Openwave.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

SIGNED:

Date:

EXHIBIT C

Non-Compete Terms

Reference is made to that certain letter agreement relating to amended and restated employment terms between you and the Company, dated February 28, 2005 (the “Employment Agreement”). If your employment is terminated without cause as more fully provided in the Employment Agreement, the Company has agreed to continue to pay your base salary and target cash incentive bonus for a twelve (12) month) period following termination of your employment. As a necessary condition to your entitlement to such payments, you have agreed not to compete with the Company as more fully described below. Should you violate the terms set fort below, the Company shall not be required to make any future payments to you under the 12 month salary and target incentive compensation provision and shall be entitled to recover prior payments made to you under that provision.

In your role as Chief Financial Officer and previous positions with the Company, you acknowledge that you have acquired knowledge of sensitive and confidential information relating to product development road maps, marketing plans, competitive plans and pricing strategies and trade secrets (the “Confidential Information”). Were you to directly or indirectly be engaged in any business in direct competition with the Company or its subsidiaries, you acknowledge that Confidential Information could readily be used by you and provide the competing business with a significant competitive advantage against the Company.

Therefore, you agree that during your employment with the Company and for a period ending twelve (12) months from the termination of your employment with the Company, you will not, without the written consent of the Company, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever, in all cities, counties, states, and countries worldwide, in which the business of the Company or its affiliates is then being conducted or its products are being sold:

engage in any business role (at or with 7/24 Solutions, Access Japan, Comverse, Logica CMG, Ericsson, Hewlett Packard, Nortel, Nokia, Opera Software ASA, Siemens, Symbian or Qualcomm (or any of their subsidiaries or affiliates controlled by or under common control with the respective entity)) with a business, division, or product group that is in Competition with the existing business of the Company or its subsidiaries

A business, division, or product group shall be deemed to be in “Competition” with the Company or its subsidiaries if it is engaged in or has taken concrete steps toward engaging in the business of providing (A) software or systems that enable Internet connectivity, or enables or provides data services, on mobile devices (such as messaging and location or location related services) to communication service providers or enterprise customers, whether the software is located on the server or the client (e.g., mobile device), or (B) messaging software to communication service providers, Internet service providers or enterprise customers, either as carried on or being developed by the Company or its affiliates as of the date of your termination.

Notwithstanding the foregoing, you may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or automated quotation system if you are not a controlling person of, or a member of a group which controls such entity, and you do not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the sixty (60) day period referred to in Rule 13d-3(d)(1)(i)) one percent (1.0%) or more of any class of securities of such entity. The Company understands that you expect to serve as a member of the board of directors of certain other companies and agrees not to unreasonably withhold consent for you to serve in such capacities either during or after your employment with the Company.

You acknowledge that the Company may be irreparably harmed if you if you default in your obligations under this Exhibit C and that it would be extremely impracticable to measure the resulting damages. Accordingly, the Company, in addition to any other available rights or remedies, may sue in equity for specific performance to enforce its rights under this Exhibit C, and you expressly waive the defense that a remedy in damages will be adequate for such a default.

The parties intend that the covenants and agreements contained in this Exhibit C and the Employment Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Exhibit C and the Employment Agreement, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If any one or more of the covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, the parties request that the applicable court construe it by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as then in effect.